EXHIBIT 99.1

Clearfield Reports Fiscal Fourth Quarter and Full Year 2020 Results

  Company Achieves Record Annual Revenue of $93.1 Million, Driven by 48% Growth in MSO (Multiple System Operators) Revenue, 18% Growth in National Carrier Revenue and 10% Growth in Community Broadband Revenue.
  Continued Execution on Operational Effectiveness Initiatives and Favorable Product Mix Produces 41.2% Quarterly Gross Profit Margin and Quarterly Record Gross Profit Dollars.

  Company Backlog Increased 153% to $10.7 Million at Year End compared to End of Fiscal 2019.

  Net Income Totaled $7.3 Million, or $0.53 per diluted share, an Improvement from $4.6 Million, or $0.34 per diluted share, in Fiscal 2019.

MINNEAPOLIS, Nov. 04, 2020 (GLOBE NEWSWIRE) --  Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management and connectivity platforms for communication service providers, reported results for the fiscal fourth quarter and fiscal year ended September 30, 2020.

Fiscal Q4 2020 Financial Summary
(in millions except per share data and percentages)	Q4 2020	vs. Q4 2019	Change	Change (%)
Revenue	$27.3	$24.0	$3.3	14%

Gross Profit ($)	$11.2	$9.3	$1.9	21%
Gross Profit (%)	41.2%	38.8%	2.4%	6%

Income from Operations	$3.7	$2.2	$1.5	69%
Income Tax Expense	$0.8	$0.5	$0.3	54%

Net Income	$3.0	$1.9	$1.2	62%
Net Income per Diluted Share	$0.22	$0.14	$0.08	57%

Fiscal 2020 Financial Summary
(in millions except per share data and percentages)	2020 YTD	vs. 2019 YTD	Change	Change (%)
Revenue	$93.1	$85.0	$8.0	9%

Gross Profit ($)	$37.9	$32.7	$5.2	16%
Gross Profit (%)	40.7%	38.4%	2.3%	6%

Income from Operations	$8.4	$5.2	$3.2	62%
Income Tax Expense	$1.9	$1.4	$0.5	37%

Net Income	$7.3	$4.6	$2.7	60%
Net Income per Diluted Share	$0.53	$0.34	$0.19	56%

Management Commentary
“The fourth quarter of fiscal 2020 capped off a record year for Clearfield,” said Company President and CEO Cheri Beranek. “The fourth quarter marked the highest quarterly revenue level in our company’s history, bringing our total revenue for the fiscal year 2020 to a record $93.1 million. Our record topline results were driven by solid contributions across our core markets, including 48% growth in our MSO (Multiple System Operators) revenue, 18% growth in our National Carrier revenue and 10% growth in our Community Broadband revenue.

“As our overall performance in fiscal Q4 and fiscal 2020 indicate, we are realizing demonstrable results from our execution of our ‘Coming of Age’ Plan, which is designed to strengthen our core business and position our company for disruptive growth opportunities, and from our ability to take advantage of the shifts in demand driven by COVID-19. Fiscal Q4 represented a continuation of our Community Broadband customers accelerating their purchasing decisions and deployments in response to COVID-19. This trend is carrying into fiscal 2021, supported by continued demand for broadband and the government programs such as The CARES Act are helping to fund and accelerate these deployments. Our track record and reputation in the Community Broadband market has positioned us extremely well to take share and further capitalize on the expansion that’s currently underway which we believe will accelerate due to pending programs including the Rural Digital Opportunity Fund, or RDOF initiative, which will finance up to $20.4 billion of gigabit speed broadband over the next ten years.

“Our successful execution on our operational effectiveness initiatives over the last several quarters are most evident by our increasing gross profit in fiscal Q4. One of the underlying drivers for this improvement is leveraging our core nucleus of U.S.-based operations for value-added integration while we’ve capitalized on the investments we’ve made in our operations in Mexico. These investments are starting to yield beneficial results both in improved efficiencies and cost effectiveness.

“An integral part of our success has been our employees’ unwavering commitment to providing best-in-class products and customer support, and none of this could have been accomplished without their dedication to our mission.

“Our strong financial and operational performance in fiscal 2020 speaks to the resiliency of our business as well as our strategic positioning within our customer base and industry. Our success in fiscal Q4 specifically has given us significant momentum starting our fiscal year Q1, giving us a bullish outlook for fiscal 2021. The business case for optical fiber markets for 5G and Access Networks deployment couldn’t be more evident. Based on our strong backlog, ongoing robust bookings and pipeline of business, we currently anticipate a strong first quarter of fiscal 2021 compared to the same year-ago period. Longer term, the traction we are getting with our ‘Coming of Age’ Plan and the success of our operational improvements positions Clearfield for even greater success in the years ahead.”

Financial Results for the Year Ended September 30, 2020
Revenues increased 9% to $93.1 million for the year ended September 30, 2020 from $85.0 million in fiscal 2019. The increase in revenues was primarily due to higher sales in the Company’s National Carrier, MSO and Community Broadband markets, partially offset by lower sales in the Company’s international and contract manufacturing markets. We anticipate the momentum will continue into FY 2021 Q1 in that order backlog (defined as purchase orders received but not yet fulfilled) as of September 30, 2020 increased 26% to $10.7 million from $8.5 million at June 30, 2020 and increased 153% to $10.7 million from $4.2 million as of September 30, 2019.

Gross profit was $37.9 million, or 40.7% of revenue, for the year ended September 30, 2020, an increase of 16% from $32.7 million, or 38.4% of revenue, in fiscal 2019. The increase in gross profit dollars was due to increased sales volume. The increase in gross profit percent was due to a favorable product mix and cost reduction efforts across the Company’s product lines, including increased production at its Mexico manufacturing plants and efficiencies realized from supply chain programs, and lower tariff costs.

Operating expenses increased 7% to $29.5 million for the year ended September 30, 2020 from $27.5 million during the same period in fiscal 2019. The increase in operating expenses was primarily due to the higher compensation and performance incentive expenses and external sales commissions and agent fees, offset by lower stock-based compensation expense and travel, entertainment and marketing costs due to COVID-19 restrictions.

Income from operations totaled $8.4 million for the year ended September 30, 2020 compared to $5.2 million in fiscal 2019.

Income tax expense was $1.9 million for the year ended September 30, 2020 as compared to $1.4 million during the same period in fiscal 2019 due to higher taxable income. Net income totaled $7.3 million, or $0.53 per diluted share, for the year ended September 30, 2020, an improvement from $4.6 million, or $0.34 per diluted share, in fiscal 2019.

As of September 30, 2020, cash, cash equivalents and investments totaled $52.2 million, which compares to $47.5 million as of September 30, 2019.

Financial Results for the Quarter Ended September 30, 2020

Revenue for the fourth quarter of fiscal 2020 increased 14% to $27.3 million from $24.0 million in the same year-ago quarter. The increase in revenues was primarily due to higher sales in the Company’s Community Broadband and MSO markets, partially offset by decreases in national carrier revenue due to ordering cycles and our international market.

Gross profit for the fourth quarter of fiscal 2020 increased 21% to $11.2 million, or 41.2% of revenue, from $9.3 million, or 38.8% of revenue, in the fourth quarter of fiscal 2019. The increase in gross profit dollars was due to increased sales volume. The increase in gross profit percent was due to a favorable product mix and cost reduction efforts across the Company’s product lines, including increased production at its Mexico manufacturing plants, and efficiencies realized from supply chain programs and lower tariff costs.

Operating expenses for the fourth quarter of fiscal 2020 totaled $7.6 million, which compares to $7.1 million in the same year-ago quarter. The increase in operating expenses consisted primarily of higher compensation costs related to performance compensation accruals.

Income from operations increased 69% to $3.7 million for the fourth quarter of fiscal 2020 from $2.2 million in the same year-ago quarter.

Income tax expense increased 54% to $786,000 for the fourth quarter of fiscal 2020 from $511,000 in the same year-ago quarter due to higher taxable income. Net income was $3.0 million for the fourth quarter of fiscal 2020, or $0.22 per diluted share, from $1.9 million, or $0.14 per diluted share in the same year-ago quarter.

Conference Call
Clearfield management will hold a conference call today, November 4, 2020 at 5:00 p.m. Eastern Standard Time (4:00 p.m. Central Standard Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question and answer period.

U.S. dial-in: 1-800-771-6883
International dial-in: 1-212-231-2915
Conference ID: 21971085

The conference call will be webcast live and available for replay here: http://public.viavid.com/index.php?id=142048.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through November 18, 2020.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 21971085

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the expected impact of COVID-19 and related economic uncertainty, the Company’s future revenue and operating performance, the impact of the CARES Act or other government programs on the demand for the Company’s products or timing of customer orders, and trends in and growth of the FTTx markets, market segments or customer purchases and other statements that are not historical facts. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: the as yet-unknown impact of COVID-19 and related economic uncertainty; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; our expected growth is based upon the expansion of the telecommunications market; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; our success depends upon adequate protection of our patent and intellectual property rights; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers or significant decline in business with these major customers would adversely affect us; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we may be subject to risks associated with acquisitions that could adversely affect future operating results; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent upon key personnel; we face risks associated with expanding our sales outside of the United States; our business is dependent on effective management information systems and information technology infrastructure; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; changes in government funding programs may cause our customers and prospective customers to delay or reduce purchases; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2020 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:
Matt Glover and Tom Colton
Gateway Investor Relations
1-949-574-3860
CLFD@gatewayir.com

CLEARFIELD, INC.
STATEMENTS OF EARNINGS

(Unaudited)
Three Months Ended			Year Ended
September 30,			September 30,
	2020	2019	2020	2019

Revenues	$27,317,969	$23,968,423	$93,074,514	$85,034,182

Cost of sales	16,072,909	14,663,868	55,160,316	52,345,059

Gross profit	11,245,060	9,304,555	37,914,198	32,689,123

Operating expenses
Selling, general and
administrative	7,565,160	7,126,376	29,530,198	27,500,989
Income from operations	3,679,900	2,178,179	8,384,000	5,188,134

Interest income	155,427	220,985	770,950	738,459
Income before income taxes	3,835,327	2,399,164	9,154,950	5,926,593

Income tax expense	785,884	511,437	1,861,884	1,360,437

Net income	$3,049,443	$1,887,727	$7,293,066	$4,566,156

Net income per share:
Basic	$0.22	$0.14	$0.53	$0.34
Diluted	$0.22	$0.14	$0.53	$0.34

Weighted average shares outstanding:
Basic	13,650,316	13,502,178	13,643,355	13,442,871
Diluted	13,650,316	13,502,178	13,643,355	13,451,214

CLEARFIELD, INC.
BALANCE SHEETS
	September 30,	September 30,
	2020	2019
Assets
Current Assets
Cash and cash equivalents	$16,449,636	$10,081,721
Short-term investments	10,582,527	13,524,270
Accounts receivable, net	10,496,672	9,118,639
Inventories, net	14,408,538	9,012,980
Other current assets	585,436	769,161
Total current assets	52,522,809	42,506,771

Property, plant and equipment, net	5,109,988	5,413,241

Other Assets
Long-term investments	25,143,000	23,902,000
Goodwill	4,708,511	4,708,511
Intangible assets, net	4,829,047	5,147,135
Right of use lease assets	2,539,100	-
Deferred tax asset	178,118	-
Other	266,857	210,905
Total other assets	37,664,633	33,968,551
Total Assets	$95,297,430	$81,888,563

Liabilities and Shareholders' Equity
Current Liabilities
Current portion of lease liability	$665,584	$-
Accounts payable	3,689,587	3,173,599
Accrued compensation	4,856,885	3,224,860
Accrued expenses	1,202,753	208,603
Total current liabilities	10,414,809	6,607,062

Other Liabilities
Long-term portion of lease liability	2,129,343	-
Deferred tax liability	-	101,690
Deferred rent	-	246,424
Total other liabilities	2,129,343	348,114
Total Liabilities	12,544,152	6,955,176

Shareholders' Equity
Common stock	136,500	136,418
Additional paid-in capital	57,502,905	56,976,162
Retained earnings	25,113,873	17,820,807
Total Shareholders' Equity	82,753,278	74,933,387
Total Liabilities and Shareholders' Equity	$95,297,430	$81,888,563

	Year Ended	Year Ended
	September 30,	September 30,
	2020	2019
Cash flows from operating activities:
Net income	$7,293,066	$4,566,156
Adjustments to reconcile net income to cash provided
by (used in) operating activities:
Depreciation and amortization	2,421,754	2,178,409
Change in allowance for doubtful accounts	-	210,000
Amortization of discount on investments	(64,327)	(71,652)
Deferred income taxes	(279,808)	(3,245)
Loss on disposal of assets	5,785	-
Stock-based compensation expense	773,555	1,729,025
Changes in operating assets and liabilities;
Accounts receivable	(1,378,033)	3,492,619
Inventories	(5,395,558)	1,037,155
Other current assets	127,773	(10,469)
Accounts payable, accrued expenses and
deferred rent	3,151,566	1,604,655
Net cash provided by operating activities	6,655,773	14,732,653

Cash flows from investing activities:
Purchases of property, plant and equipment and
intangible assets	(1,806,198)	(2,511,646)
Purchase of investments	(34,056,930)	(20,311,393)
Proceeds from maturities of investments	35,822,000	9,861,000
Net cash used in investing activities	(41,128)	(12,962,039)

Cash flows from financing activities:
Repurchases of common stock	(428,654)	-
Proceeds from issuance of common stock under	348,776	313,891
employee stock purchase plan
Proceeds from issuance of common stock	9,564	2,604
employee stock purchase plan
Tax withholding related to vesting of restricted stock
grants and exercise of stock options	(176,416)	(553,165)
Net cash used in financing activities	(246,730)	(236,670)
Increase in cash and cash equivalents	6,367,915	1,533,944
Cash and cash equivalents at beginning of year	10,081,721	8,547,777
Cash and cash equivalents at end of year	$16,449,636	$10,081,721

Supplemental disclosures for cash flow information
Cash paid during the year for income taxes	$1,442,079	$1,683,113

Non-cash financing activities
Cashless exercise of stock options	$97,811	$17,390